UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 17, 2016

____________________________

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06904-2212

(Address of Principal Executive Offices, including Zip Code)

(203) 316-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 17, 2016, Gartner, Inc. (“Gartner”) entered into a Credit Agreement (the “Credit Agreement”), among Gartner; the several lenders who are parties thereto from time to time; Wells Fargo Bank, National Association, Citizens Bank, N.A., TD Bank, N.A. and U.S. Bank National Association, as co-syndication agents; Bank of America, N.A., SunTrust Bank and PNC Bank, National Association, as co-documentation agents; and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement provides for a secured five-year term loan facility in an aggregate principal amount of up to $600 million and a secured five-year revolving credit facility in an aggregate principal amount of up to $1.2 billion. The term and revolving facilities may be increased, at Gartner’s option and under certain conditions, by up to an additional $500 million in the aggregate plus additional amounts subject to the satisfaction of certain conditions, including a maximum secured leverage ratio. The term loan will be repaid in 16 consecutive quarterly installments commencing September 30, 2016, plus a final payment due on June 17, 2021, and may be prepaid at any time without penalty or premium (other than applicable breakage costs) at the option of Gartner. The revolving credit facility may be used for loans, and up to $50 million may be used for letters of credit. The revolving loans may be borrowed, repaid and re-borrowed until June 17, 2021, at which time all amounts borrowed must be repaid.

On June 17, 2016, Gartner drew down $600 million in term loans and $200 million in revolving loans under the Credit Agreement. The initial drawdown was used to refinance the outstanding amounts under that certain Credit Agreement, dated as of December 16, 2014, among Gartner; the several lenders who are parties thereto from time to time; Wells Fargo Bank, National Association and Citizens Bank, N.A., as co-syndication agents; Bank of America, N.A., MUFG Union Bank, N.A. f/k/a Union Bank, N.A., SunTrust Bank, TD Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Facility”). Additional amounts drawn down under the Credit Agreement will be used for general working capital purposes.

Gartner’s obligations under the Credit Agreement are guaranteed, on a secured basis, by certain existing and future direct and indirect U.S. subsidiaries (the “Subsidiary Guarantors”), pursuant to the Guarantee and Collateral Agreement, dated June 17, 2016 (the “Guarantee and Collateral Agreement”), which was entered into by Gartner and the Subsidiary Guarantors in favor of the Administrative Agent. Pursuant to the Guarantee and Collateral Agreement, Gartner’s obligations under the Credit Agreement and the guarantees of the Subsidiary Guarantors are secured by first priority security interests in substantially all of the assets of Gartner and the Subsidiary Guarantors, including pledges of all stock and other equity interests in direct subsidiaries owned by Gartner and the Subsidiary Guarantors (but only up to 66% of the voting stock of each direct foreign subsidiary or foreign subsidiary holding company owned by Gartner or any Subsidiary Guarantor). The security and pledges are subject to certain exceptions. The Existing Credit Facility, which terminated by its terms in December 2019, was repaid and terminated in connection with the execution of the Credit Agreement. The Company undertook this refinancing to take advantage of current financing conditions and to obtain greater flexibility through a larger revolving credit facility.

Loans under the Credit Agreement bear interest at a rate equal to, at Gartner’s option, either (i) the greatest of: (x) the Administrative Agent’s prime rate; (y) the average rate on overnight federal funds plus 1/2 of 1%; (z) and the eurodollar rate (adjusted for statutory reserves) plus 1%, in each case plus a margin equal to between 0.125% and 1.0% depending on Gartner’s consolidated leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii) the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between 1.125% and 2.0%, depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended. The commitment fee payable on the unused portion of the revolving credit facility is equal to between 0.15% and 0.35% based on utilization of the revolving credit facility. Gartner has also agreed to pay customary letter of credit fees.

The Credit Agreement contains certain customary restrictive loan covenants, including, among others, financial covenants requiring a maximum leverage ratio, a maximum secured leverage ratio and a minimum interest expense coverage ratio, and covenants limiting Gartner’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates.

The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0%, allows the lenders to terminate their obligations to lend under the Credit Agreement and could result in the acceleration of Gartner’s obligations under the credit facility and an obligation of any or all of the guarantors to pay the full amount of Gartner’s obligations under the credit facility.

 The foregoing description of the Credit Agreement and the Guarantee and Collateral Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement and the Guarantee and Collateral Agreement, a copy of each of which will be filed as an exhibit to Gartner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, pursuant to Regulation S-K, Item 601(a)(4).

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 1.01

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: June 17, 2016	By:	/s/ Craig W. Safian
Craig W. Safian Senior Vice President & Chief Financial Officer